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                                                                    EXHIBIT 23.1


                   Consent of Independent Public Accountants



To the Board of Directors
Intelligent Life Corporation


We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Intelligent Life Corporation of our report dated July 2, 1999 relating to the balance sheets of Intelligent Life Corporation as of June 30, 1998 and December 31, 1998 and the related statements of operations, redeemable stock and stockholders' equity (deficit), and cash flows for the year ended June 30, 1998 and the six-month period ended December 1998, which report appears in the December 31, 1998 annual report of Form 10-K.


KPMG LLP

Atlanta, Georgia
September 27, 1999